Exhibit 99.1

BlueLinx Announces Third Quarter 2021 Results

MARIETTA, GA, November 2, 2021 – BlueLinx Holdings Inc. (NYSE: BXC), a leading U.S. wholesale distributor of building products, today reported financial results for the three months ended October 2, 2021.

THIRD QUARTER 2021 HIGHLIGHTS
(All comparisons versus the prior-year period unless otherwise noted)

•Net sales of $971 million, an increase of 11%
•Net income of $47 million, a decrease of 14%
•Adjusted EBITDA of $79 million, a decrease of 2%
•Strong cash flow from operations of $104 million, up 70%
•Net leverage ratio reduced for the sixth consecutive quarter to 1.3x
•Completed $300 million 6.0% senior secured notes offering in October 2021

“As a leading wholesale distributor of building products, BlueLinx continues to deliver a differentiated value proposition across the growing regional markets we serve, one that leverages our deep supplier relationships, diverse product offerings and integrated support services to provide an exceptional customer experience,” stated Dwight Gibson, President & CEO of BlueLinx.

“Our excellent third quarter performance was highlighted by continued growth in specialty product sales and robust cash flow generation,” continued Gibson. “We delivered specialty product gross margins well above historical averages as we continue to capitalize on supplier-led price increases and our value-added services. In contrast, our structural product gross margins were significantly impacted by the historical decline of over 60% in commodity wood prices that began at the end of the second quarter. Despite that, we managed inventory and pricing exceptionally well, quickly absorbing the impact and finishing the quarter with strong structural gross margins.

“Looking ahead, our focus remains on developing world class employee engagement and customer service to drive growth within higher-gross margin product and service categories,” continued Gibson. “The demand outlook for construction materials remains strong, with expectations for continued growth in domestic new home construction and renovation activity over a multi-year period.”

“We generated strong cash flow from operations of $104 million in the third quarter, an increase of approximately $43 million versus the prior-year period. In addition, we continued to reduce our net leverage for the sixth consecutive quarter,” stated Kelly Janzen, CFO of BlueLinx. “In October, we issued $300 million of 6.0% senior secured notes due 2029, increasing our access to long-term capital at an attractive fixed rate. This offering had no impact to our net leverage profile, as a majority of the proceeds from the offering were used to reduce the outstanding balance on our existing revolving credit facility. Following this transaction and our strong cash flow generation in the third quarter, we now have $433 million of available liquidity from cash on hand and excess availability under our revolving credit facility to support the continued growth of the business.”

THIRD QUARTER FINANCIAL PERFORMANCE

For the three months ended October 2, 2021, BlueLinx generated net sales of $971 million, an increase of $100 million, or 11%, when compared to the prior-year period. BlueLinx reported third quarter net income of $47 million, or $4.74 per diluted share, versus $55 million, or $5.72 per diluted share, in the prior-year period. The year over year decrease in net income is due primarily to the significant decline in the market value of higher-cost commodity wood product inventory sold during the third quarter and to a lesser extent, an approximately $8 million, non-recurring gain on the sale of property recorded in Q3 2020.

Net sales of specialty products, which includes engineered wood, industrial products, cedar, moulding, siding, metal products and insulation, increased $145 million year over year, or 29%, to $641 million in the third quarter. Specialty products gross profit increased $62 million year over year to $148 million, resulting in a gross margin of 23.0%, up 560 basis points. These increases in both net sales and gross profit were primarily driven by price increases reflective of both continued robust demand and ongoing supply constraints. Specialty products experienced a low double-digit sales volume decline year-over-year due to widespread supply chain disruptions. Notably, however, sales volume increased year over year in some key, high-value categories, including industrial products, moulding and siding.

Net sales of structural products, which includes products such as lumber, plywood, oriented strand board, rebar, and remesh, declined $45 million year over year, or 12%, to $330 million in the third quarter due to significant price deflation for commodity wood products. This price deflation adversely impacted the market value of higher cost commodity wood product inventory sold through the first two months of the period. For the quarter, gross profit was 1.7% of net sales with gross profit improving to 7.0% in September.

Adjusted EBITDA was $79 million in the third quarter, compared to $81 million in the prior-year period. The Company generated cash flow from operations of $104 million and free cash flow of $102 million in the third quarter 2021, up 70% and 66%, respectively, from the prior-year period. Free cash flow is net of $2.5 million of capital expenditures in the period as the Company continued to increase investments in its trailer fleet and distribution facilities to drive efficiency and scalability.

DEBT AND LIQUIDITY

As of October 2, 2021, total debt and net debt were $500 million, which included the balance on our revolving credit facility and $271 million of long-term finance lease obligations. Our net leverage ratio, which we calculate as the ratio of net debt to trailing twelve month Adjusted EBITDA was 1.3x, down from 4.1x in the prior year period.

On October 18, 2021, the Company completed an offering of $300 million aggregate principal amount of its 6.0% Senior Secured Notes due 2029. In conjunction with this transaction, the capacity under the Company’s revolving credit facility was reduced to $350 million, down from $600 million. A majority of the proceeds of the offering were used to pay down all outstanding borrowings under the Company’s revolving credit facility.

Following these actions, as of October 29, 2021, available liquidity was $433 million, including $87 million of cash on hand and approximately $346 million of available capacity on our revolving credit facility. Total debt was at $577 million and net debt was $490 million. Our net leverage ratio remained at approximately 1.3x.

BUSINESS UPDATE

BlueLinx remains committed to driving a culture of profitable growth within new and existing product lines and geographies, while positioning the company for long-term value creation. The following initiatives represent key areas of management focus:

•Foster a performance-driven culture committed to profitable growth. BlueLinx is currently focused on enhancing the customer experience; accelerating organic growth within specific product and solutions offerings where the Company is uniquely advantaged; and deploying capital to drive sustained margin expansion, grow cash flow and maintain continued profitable growth.

•Migrate revenue mix toward higher-margin specialty product categories. BlueLinx expects to pursue a revenue mix increasingly weighted toward higher-margin, in-demand specialty product categories. Management also intends to expand on value-added service offerings designed to simplify complex customer sourcing requirements, together with marketing, inventory and pricing services afforded by the Company’s national platform.

•Maintain a disciplined capital structure and pursue high-return investments that support growth. On a trailing twelve-month basis, BlueLinx has significantly transformed its balance sheet, underscored by a material reduction in its net leverage and improved access to liquidity. Given this, the Company expects to accelerate capital investments designed to improve the efficiency and reliability of existing assets, including distribution centers and fleet assets. In the fourth quarter, the Company expects to invest up to $10 million in its trailer fleet and distribution facilities to improve operational performance and productivity. The Company also continues to evaluate potential acquisition targets that complement its existing capabilities, customer exposure, geographic reach, or a combination thereof.

FOURTH QUARTER TRENDS

•Domestic residential construction activity remained elevated, contributing to sustained demand for construction materials across the Company’s end-markets.
•Specialty products gross margin in October remained consistent with the third quarter given continued robust demand and favorable pricing dynamics across key product categories.
•Structural products gross margin for October was in the low double digits, up sharply versus third quarter. The Company continues to prudently manage structural product inventories, mitigating spot market price exposure.

CONFERENCE CALL INFORMATION

BlueLinx will host a conference call on November 3, 2021, at 10:00 a.m. Eastern Time, accompanied by a supporting slide presentation.

A webcast of the conference call and accompanying presentation materials will be available in the Investor Relations section of the BlueLinx website at http://bluelinxco.com/webcast-presentations, and a replay of the webcast will be available at the same site shortly after the webcast is complete.

To participate in the live teleconference:

Domestic Live: 1-877-407-4018
Passcode: 13723645

To listen to a replay of the teleconference, which will be available through November 17, 2021:

Domestic Replay: 1-844-512-2921
Passcode: 13723645

NON-GAAP MEASURES

The Company reports its financial results in accordance with GAAP. The Company also believes that presentation of certain non-GAAP measures may be useful to investors and may provide a more complete understanding of the factors and trends affecting the business than using reported GAAP results alone. Any non-GAAP measures used herein are reconciled to their most directly comparable GAAP measures herein or in the financial tables accompanying this news release. The Company cautions that non-GAAP measures should be considered in addition to, but not as a substitute for, the Company’s reported GAAP results.

Adjusted EBITDA . BlueLinx defines Adjusted EBITDA as an amount equal to net income plus interest expense and all interest expense related items, income taxes, depreciation and amortization, and further adjusted for certain non-cash items and other special items, including compensation expense from share-based compensation, one-time charges associated with the legal and professional fees and integration costs related to the Cedar Creek acquisition, and gains on sales of properties including amortization of deferred gains.

The Company presents Adjusted EBITDA because it is a primary measure used by management to evaluate operating performance. Management believes this metric helps to enhance investors’ overall understanding of the financial performance and cash flows of the business. Management also believes Adjusted EBITDA is helpful in highlighting operating trends. Adjusted EBITDA is frequently used by securities analysts, investors, and other interested parties in their evaluation of companies, many of which present an Adjusted EBITDA measure when reporting their results. However, Adjusted EBITDA is not a presentation made in accordance with GAAP and is not intended to present a superior measure of our financial condition from those measures determined under GAAP. Adjusted EBITDA, as used herein, is not necessarily comparable to other similarly titled captions of other companies due to differences in methods of calculation. This non-GAAP measure is reconciled in the “Reconciliation of Non-GAAP Measurements” table later in this release.

Free Cash Flow . BlueLinx defines free cash flow as net cash provided by operating activities less total capital expenditures. Free cash flow is a measure used by management to assess our financial performance, and we believe it is useful for investors because it relates the operating cash flow of the company to the capital that is spent to continue and improve business operations. In particular, free cash flow indicates the amount of cash generated after capital expenditures that can be used for, among other things, investment in our business, strengthening our balance sheet, and repayment of our debt obligations. Free cash flow does not represent the residual cash flow available for discretionary expenditures since there may be other nondiscretionary expenditures that are not deducted from the measure. Free cash flow is not a presentation made in accordance with GAAP and is not intended to present a superior measure of financial condition from those determined under GAAP. Free cash flow, as used herein, is not necessarily comparable to other similarly titled captions of other companies due to differences in methods of calculation. This non-GAAP measure is reconciled in the “Reconciliation of Non-GAAP Measurements” table later in this release.

Net Debt and Net Leverage Ratio . BlueLinx calculates net debt as its total short- and long-term debt, including outstanding balances under our term loan and revolving credit facility and the total amount of its obligations under financing leases, less cash and cash equivalents. We believe that net debt is useful to investors because our management reviews our net debt as part of its management of overall liquidity, financial flexibility, capital structure and leverage, and creditors and credit analysts monitor our net debt as part of their assessments of our business.

We determine our overall net leverage ratio by dividing our net debt by trailing twelve-month Adjusted EBITDA. We believe that this ratio is useful to investors because it is an indicator of our ability to meet our future financial obligations. In addition, the ratio is a measure that is frequently used by investors and creditors.

Our net debt and overall net leverage ratio are not presentations made in accordance with GAAP and are not intended to present a superior measure of our financial condition from measures and ratios determined under GAAP. In addition, our net debt and overall net leverage ratio, as used herein, are not necessarily comparable to other similarly titled captions of other companies due to differences in methods of calculation. This non-GAAP measure is reconciled in the “Reconciliation of Non-GAAP Measurements” table later in this release.

ABOUT BLUELINX HOLDINGS

BlueLinx (NYSE: BXC) is a leading U.S. wholesale distributor of residential and commercial building products with both branded and private-label SKUs across product categories such as lumber, panels, engineered wood, siding, millwork, metal building products, and other construction materials. With a strong market position, broad geographic coverage footprint servicing 40 states, and the strength of a locally-focused sales force, we distribute our comprehensive range of products to over 15,000 national, regional, and local dealers, specialty distributors, national home centers, and manufactured housing customers. BlueLinx provides a wide range of value-added services and solutions to our customers and suppliers. We are headquartered in Georgia, with executive offices located at 1950 Spectrum Circle, Marietta, Georgia, and we operate our distribution business through a broad network of distribution centers. BlueLinx encourages investors to visit its website, www.BlueLinxCo.com, which is updated regularly with financial and other important information about BlueLinx.

INVESTOR & MEDIA CONTACT

Ryan Taylor, VP Investor Relations & Treasury
BlueLinx Holdings Inc.
investor@bluelinxco.com

OR

Noel Ryan, Senior Partner
Vallum Advisors
BXC@val-adv.com

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements. Forward-looking statements include, without limitation, any statement that predicts, forecasts, indicates or implies future results, performance, liquidity levels or achievements, and may contain the words “believe,” “anticipate,” “expect,” “estimate,” “intend,” “project,” “plan,” “will be,” “will likely continue,” “will likely result” or words or phrases of similar meaning. The forward-looking statements in this press release include statements about our ability to continue to capitalize on supplier-led price increases and our value-added services; our areas of focus and management initiatives; the demand outlook for construction materials and expectations regarding new home construction and renovation activity; our positioning for long-term value creation; our efforts and ability to foster a performance-driven culture and generate profitable growth; our efforts and ability to migrate our revenue mix toward higher-margin specialty product categories, and the benefits thereof; our efforts and ability to maintain a disciplined capital structure and pursue high-return investments and the benefits thereof; our expectations for fleet and facility investment and the benefits thereof; our evaluation of potential acquisition targets; and the items under the heading “Fourth Quarter Trends”.

Forward-looking statements in this press release are based on estimates and assumptions made by our management that, although believed by us to be reasonable, are inherently uncertain. Forward-looking statements involve risks and uncertainties that may cause our business, strategy, or actual results to differ materially from the forward-looking statements. These risks and uncertainties include those discussed in greater detail in our filings with the Securities and Exchange Commission. We operate in a changing environment in which new risks can emerge from time to time. It is not possible for management to predict all of these risks, nor can it assess the extent to which any factor, or a combination of factors, may cause our business, strategy, or actual results to differ materially from those contained in forward-looking statements. Factors that may cause these difference include, among other things: pricing and product cost variability; volumes of product sold; changes in the prices, supply, and/or demand for products that we distribute; the cyclical nature of the industry in which we operate; housing market conditions; the COVID-19 pandemic and other contagious illness outbreaks and their potential effects on our industry; effective inventory management relative to our sales volume or the prices of the products we produce; information technology security risks and business interruption risks; increases in petroleum prices; consolidation among competitors, suppliers, and customers; disintermediation risk; loss of products or key suppliers and manufacturers; our dependence on international suppliers and manufacturers for certain products; business disruptions; exposure to product liability and other claims and legal proceedings related to our business and the products we distribute; natural disasters, catastrophes, fire, or other unexpected events; successful implementation of our strategy; wage increases or work stoppages by our union employees; costs imposed by federal, state, local, and other regulations; compliance costs associated with federal, state, and local environmental protection laws; our level of indebtedness and our ability to incur additional debt to fund future needs; the risk that our cash flows and capital resources may be insufficient to service our existing or future indebtedness; the covenants of the instruments governing our indebtedness limiting the discretion of our management in operating our business; the fact that we lease many of our distribution centers, and we would still be obligated under these leases even if we close a leased distribution center; changes in our product mix; shareholder activism; potential acquisitions and the integration and completion of such acquisitions; the possibility that the value of our deferred tax assets could become impaired; changes in our expected annual effective tax rate could be volatile; the costs and liabilities related to our participation in multi-employer pension plans could increase; the possibility that we could be the subject of securities class action litigation due to stock price volatility; and changes in, or interpretation of, accounting principles.

Given these risks and uncertainties, we caution you not to place undue reliance on forward-looking statements. We expressly disclaim any obligation to update or revise any forward-looking statement as a result of new information, future events or otherwise, except as required by law.

BLUELINX HOLDINGS INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended		Nine Months Ended
	October 2, 2021	September 26, 2020	October 2, 2021	September 26, 2020
	(In thousands, except per share data)
Net sales	$970,842	$871,063	$3,304,224	$2,231,909
Cost of sales	817,515	711,603	2,719,333	1,878,420
Gross profit	153,327	159,460	584,891	353,489
Gross margin	15.8%	18.3%	17.7%	15.8%
Operating expenses (income):
Selling, general, and administrative	76,176	79,976	238,746	225,258
Depreciation and amortization	6,884	7,087	21,429	21,785
Amortization of deferred gains on real estate	(984)	(984)	(2,951)	(2,952)
Gains from sales of property	—	(8,684)	(1,287)	(9,209)
Other operating expenses	212	609	1,197	6,736
Total operating expenses	82,288	78,004	257,134	241,618
Operating income	71,039	81,456	327,757	111,871
Non-operating expenses (income):
Interest expense, net	8,313	10,776	33,690	36,691
Other income, net	(704)	(238)	(1,335)	(58)
Income before provision for income taxes	63,430	70,918	295,402	75,238
Provision for income taxes	16,232	15,802	72,886	14,214
Net income	$47,198	$55,116	$222,516	$61,024

Basic income per share	$4.85	$5.83	$23.23	$6.49
Diluted income per share	$4.74	$5.72	$22.91	$6.48

BLUELINX HOLDINGS INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	October 2, 2021	January 2, 2021
	(In thousands, except share data)
ASSETS
Current assets:
Cash	$186	$82
Receivables, less allowances of $4,471 and $4,123, respectively	344,974	293,643
Inventories, net	436,438	342,108
Other current assets	38,828	32,581
Total current assets	820,426	668,414
Property and equipment, at cost	309,108	299,935
Accumulated depreciation	(131,587)	(121,223)
Property and equipment, net	177,521	178,712
Operating lease right-of-use assets	51,178	51,142
Goodwill	47,772	47,772
Intangible assets, net	14,699	18,889
Deferred tax assets	70,683	62,899
Other non-current assets	20,052	20,302
Total assets	$1,202,331	$1,048,130
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$210,386	$165,163
Accrued compensation	18,330	24,751
Taxes payable	6,488	7,847
Current maturities of long-term debt, net of debt issuance costs of $0 and $74, respectively	—	1,171
Finance lease liabilities - short-term	5,606	5,675
Operating lease liabilities - short-term	4,881	6,076
Real estate deferred gains - short-term	4,040	4,040
Other current liabilities	13,527	14,309
Total current liabilities	263,258	229,032
Non-current liabilities:
Long-term debt, net of debt issuance costs of $3,608 and $8,936, respectively	219,541	321,270
Finance lease liabilities - long-term	271,314	267,443
Operating lease liabilities - long-term	46,412	44,965
Real estate deferred gains - long-term	75,157	78,009
Pension benefit obligation	19,926	22,684
Other non-current liabilities	24,497	25,635
Total liabilities	920,105	989,038
Commitments and contingencies
STOCKHOLDERS' EQUITY:
Common Stock, $0.01 par value, 20,000,000 shares authorized, 9,723,838 and 9,462,774 outstanding on October 2, 2021 and January 2, 2021, respectively	97	95
Additional paid-in capital	266,564	266,695
Accumulated other comprehensive loss	(35,245)	(35,992)
Accumulated stockholders’ equity (deficit)	50,810	(171,706)
Total stockholders’ equity	282,226	59,092
Total liabilities and stockholders’ equity	$1,202,331	$1,048,130

BLUELINX HOLDINGS INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Three Months Ended		Nine Months Ended
	October 2, 2021	September 26, 2020	October 2, 2021	September 26, 2020
	(In thousands)
Cash flows from operating activities:
Net income	$47,198	$55,116	$222,516	$61,024
Adjustments to reconcile net income to cash provided by operations:
Provision for income taxes	16,232	15,802	72,886	14,214
Depreciation and amortization	6,884	7,087	21,429	21,785
Amortization of debt issuance costs	528	985	1,560	2,888
Adjustments to debt issuance costs associated with term loan	—	—	5,791	—
Gains from sales of property	—	(8,684)	(1,287)	(9,209)
Amortization of deferred gains from real estate	(984)	(984)	(2,951)	(2,951)
Share-based compensation	1,608	1,057	5,010	2,915
Changes in operating assets and liabilities:
Accounts receivable	92,243	(43,942)	(51,331)	(115,712)
Inventories	(10,724)	7,949	(94,330)	39,776
Accounts payable	(16,714)	20,028	45,223	46,600
Other current assets	(2,574)	1,820	(7,083)	(1,380)
Pension contribution	(126)	—	(325)	(142)
Other assets and liabilities	(29,313)	5,261	(90,249)	14,588
Net cash provided by operating activities	104,258	61,495	126,859	74,396

Cash flows from investing activities:
Proceeds from sale of assets	552	10,640	2,652	10,742
Property and equipment investments	(2,524)	(191)	(5,424)	(1,943)
Net cash provided by (used in) investing activities	(1,972)	10,449	(2,772)	8,799

Cash flows from financing activities:
Borrowings on revolving credit facilities	261,823	191,464	900,006	541,700
Repayments on revolving credit facilities	(359,123)	(250,712)	(965,142)	(605,221)
Repayments on term loan	—	(11,009)	(43,204)	(88,861)
Proceeds from real estate financing transactions	—	—	—	78,263
Debt financing costs	(1,950)	(318)	(2,811)	(2,983)
Repurchase of shares to satisfy employee tax withholdings	(3)	(1)	(5,135)	(255)
Principal payments on finance lease liabilities	(3,026)	(2,893)	(7,697)	(7,327)
Net cash used in financing activities	(102,279)	(73,320)	(123,983)	(84,684)

Net change in cash	7	(1,376)	104	(1,489)
Cash at beginning of period	179	11,530	82	11,643
Cash at end of period	$186	$10,154	$186	$10,154

BLUELINX HOLDINGS INC.
RECONCILIATION OF NON-GAAP MEASUREMENTS
(Unaudited)

The following schedule reconciles net income to Adjusted EBITDA:

	Three Months Ended		Nine Months Ended		Trailing Twelve Months
	October 2, 2021	September 26, 2020	October 2, 2021	September 26, 2020	October 2, 2021	September 26, 2020
	(In thousands)
Net income	$47,198	$55,116	$222,516	$61,024	$242,374	$50,829
Adjustments:
Depreciation and amortization	6,884	7,087	21,429	21,785	28,546	29,609
Interest expense, net	8,313	10,776	27,899	36,691	38,621	50,382
Term loan debt issuance costs(1)	—	—	5,791	—	5,791	—
Provision for income taxes	16,232	15,802	72,886	14,214	72,872	10,193
Share-based compensation expense	1,608	1,057	5,010	2,915	8,087	3,012
Pension settlement and withdrawal cost	(391)	—	(391)	—	(506)	3,529
Amortization of deferred gains on real estate	(984)	(984)	(2,951)	(2,951)	(4,009)	(3,940)
Gain from sales of property(1)	—	(8,684)	(1,287)	(9,209)	(2,607)	(12,492)
Real estate financing costs(1)	—	—	—	1,793	—	1,793
Merger and acquisition costs(1)(2)	214	139	214	1,818	320	4,788
Restructuring and other(1)(3)	—	472	985	3,769	1,158	5,072
Adjusted EBITDA	$79,074	$80,781	$352,101	$131,849	$390,647	$142,775

(1) Reflects non-recurring items of approximately $0.2 million of non-beneficial items to the current quarterly period and $8.1 million of beneficial items to the prior quarterly period. For the current year-to-date period, reflects non-recurring, non-beneficial items of approximately $5.7 million and $1.8 million of beneficial items to the prior year-to-date period.

(2) Reflects primarily legal, professional, technology and other integration costs.

(3) Reflects costs related to our restructuring efforts, such as severance, net of other one-time non-operating items.

The following schedule presents Net Debt and the Net Leverage Ratio for the Trailing Twelve Months:

	Trailing Twelve Months
	October 2, 2021	September 26, 2020
	(In thousands)
Current maturities of long term debt, gross of debt issuance costs	$—	$1,609
Finance lease liabilities - short term	5,606	5,469
Long term debt, gross of debt issuance costs	223,149	319,179
Finance lease liabilities - long term	271,314	267,753
Total long-term debt	500,069	594,010
Less: available cash	186	10,154
Net Debt	499,883	583,856
Trailing twelve month Adjusted EBITDA	$390,647	$142,775
Net Leverage Ratio	1.3x	4.1x

The following schedule presents free cash flow:

	Quarterly Period Ended
	October 2, 2021	September 26, 2020
Net cash provided by operating activities	$104,258	$61,495
Less: Property and equipment investments	(2,524)	(191)
Free cash flow	$101,734	$61,304